Exhibit 23.1

[LETTERHEAD OF ERNST & YOUNG LLP]

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Accountants” in Amendment No. 1 to the Registration Statement (Forms F-10, F-4 and S-4, No. 333-138185) and related Prospectus of Angiotech Pharmaceuticals, Inc. for the registration of US$250,000,000 7.75% Senior Subordinated Notes due 2014, and to the incorporation by reference therein of our report dated February 10, 2006, except as to note 17b(iii) as to which the date is February 24, 2006, with respect to the consolidated financial statements of Angiotech Pharmaceuticals, Inc., and our report dated February 10, 2006 with respect to Angiotech Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Angiotech Pharmaceuticals, Inc., included in Exhibit 2 of its Annual Report (Form 40-F) for the year ended December 31, 2005, filed with the Securities and Exchange Commission and our report dated February 10, 2006, except as to note 17b(iii) as to which the date is February 24, 2006 and note 22 as to which the date is September 13, 2006, with respect to the consolidated financial statements of Angiotech Pharmaceuticals, Inc. included in its Report of Foreign Private Issuer (Form 6-K) for the year ended December 31, 2005, furnished to the Securities and Exchange Commission.

Vancouver, Canada	/s/ Ernst & Young LLP
December 13, 2006	Chartered Accountants